BIOGEN INC.

                  SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


SECTION 1.  PURPOSE AND EFFECTIVE DATE

     The purpose of this plan is to provide certain key executives of Biogen (or its subsidiaries) with additional retirement income by supplementing the retirement benefits provided under the Biogen Retirement Plan. In addition, this plan provides benefits to participants whose benefit under the Biogen Retirement Plan is affected by Internal Revenue Code limits on the amount of compensation that may be taken into account by the Retirement Plan for any plan year (Code Section 401(a)(17)) or on the amount of benefits that may be provided from the Retirement Plan (Code Section 415). The effective date of this plan is January 1, 1991.


SECTION 2.  DEFINITIONS

     This section contains definitions of terms used in the plan.

Where the context so requires, the masculine includes the feminine, the singular includes the plural, and the plural includes the singular.

     2.1 Applicable compensation has the same meaning as in the Retirement Plan, without regard, however, to any dollar limitation on applicable compensation that may be imposed under the Retirement Plan.

     2.2 Biogen means Biogen, Inc., a Massachusetts corporation, or any successor to all or the major portion of its assets or business which assumes the obligations of Biogen, Inc. under this plan.

     2.3  Board means the Board of Directors of Biogen.

     2.4 Committee means the Retirement Plan committee constituted under the Retirement Plan.

     2.5 Participant means an employee of Biogen (or a subsidiary) who has been designated a participant in this plan in accordance with Section 3 hereof.

     2.6  Plan means the Biogen, Inc. Supplemental Executive
Retirement Plan, as set forth in this plan instrument, and as it may be amended from time to time.

     2.7 Retirement Plan means the Biogen Retirement Plan, as amended from time to time. Any term defined in the Biogen
Retirement Plan will have the same meaning when used in this plan unless otherwise defined herein.

SECTION 3.       PARTICIPATION

     3.1 Participation in Supplemental Pension Formula. Each person listed on Appendix A is a participant in the supplemental pension formula under Section 4.1 as of January 1, 1991.

     3.2  Participation in Excess Benefit Formulas.

          (a) Each participant in the Retirement Plan (other than a person listed on Appendix A) whose applicable compensation for any plan year exceeds the dollar limitation on applicable compensation imposed under Code Section
     401(a)(17) for such plan year will be a participant in the excess benefit formula under Section 4.2(a).

          (b) Each participant in the Retirement Plan (other than a person listed on Appendix A) whose benefit under the Retirement Plan is reduced upon his retirement or other termination of employment by the limitations imposed under Code Section 415 will be a participant in the excess benefit formula under Section 4.2(b).

     3.3 End of Participation. An employee's participation in this plan will end when his participation in the Retirement Plan ends.


SECTION 4.  BENEFIT FORMULAS

     4.1 Supplemental Pension Formula. For each plan year during the existence of this plan, a participant in the supplemental pension formula will be credited with a supplemental pension amount equal to 1-% of his applicable compensation during such year up to the Social Security taxable wage base for such year (prorated for any partial year of employment as an employee of Biogen (or a U.S. subsidiary)), plus 2-% of his applicable compensation during such year above the Social Security taxable wage base for such year (as so prorated). In addition, a participant will be credited with a supplemental pension amount in accordance with the preceding sentence for 1989 and 1990.

     A participant's accrued supplemental pension hereunder as of any date of reference will be the sum of the supplemental pension amounts he is credited with under the preceding paragraph, reduced (but not below zero) by the participant's accrued retirement benefit amount as of such date under the Retirement
Plan.

     4.2  Excess Benefit Formulas.

          (a) A participant's benefit under this subsection (a) will be the excess he would have earned under the accrued benefit formula in Section 5.1(a) of the Retirement Plan if his applicable compensation taken into account had never been limited under Code Section 401(a)(17), over his actual accrued benefit under the Retirement Plan.

          (b) If the full amount of a participant's benefit under the Retirement Plan benefit formula cannot be paid to him because of the limitations on benefits imposed under Code Section 415 (as specified in Sections 11.1 to 11.3 of the Retirement Plan), the amount that cannot be paid under the Retirement Plan will be paid as an excess benefit under this Section 4.2(b).

          (c) A participant's accrued excess benefit hereunder as of his date of retirement or other termination of employment will be the sum of his excess benefit under subsection (a) above (if any), plus his excess benefit amount under subsection (b) above (if any).

     4.3 Vested Interest. A participant who terminates employment before his normal retirement date will have the same vested percentage in his supplemental pension benefit or excess benefit under this plan that he has in his accrued benefit under the Retirement Plan.

     4.4 Effect of Money Purchase Account. If a participant has a money purchase account under the Retirement Plan and if his accrued benefit under the Retirement Plan has been reduced to zero under Section 10.3 of the Retirement Plan, his accrued supplemental pension or his excess benefit hereunder will be reduced by the monthly benefit that can be provided by the portion of his money purchase account that was not used to reduce his Retirement Plan benefit. Such reductions hereunder will be performed in the manner described in Section 10.3 of the Retirement Plan.


SECTION 5.  PROVISIONS ON PAYMENT OF BENEFITS.

     5.1 Supplemental Pension and Excess Benefits. Supplemental pension benefit amounts or excess benefit amounts as calculated under the formulas in Sections 4.1 and 4.2 above are payable as an annual pension beginning on the participant's normal retirement date in the form of an annuity for the life of the participant only. If a participant's supplemental pension benefits or excess benefits hereunder are actually paid beginning on an earlier date or in a different form in accordance with
Section 5.2, the amount will be adjusted as provided in Section
5.2.

     5.2 Form and Time of Benefit Payments. A participant's vested supplemental pension benefit or excess benefit under
Section 4.1 or Section 4.2 will actually be paid in the same form and beginning on the same date that his benefit under the Retirement Plan is payable. If the participant's supplemental pension benefit or excess benefit is payable in any form other than a life annuity, the actuarial factors used to convert his supplemental pension benefit or excess benefit amount from a life annuity to such other form of payment will be the same as the factors used for such purpose in the Retirement Plan. If the participant's supplemental pension benefit or excess benefit is payable starting before his normal retirement date, his benefit will be reduced by 5/9ths of 1% per month for each of the first 60 months, and by 5/18ths of 1% per month for each additional month, that the start of payments precedes his normal retirement date.

     Annuity benefits hereunder will be paid monthly with each payment equal to 1/12 of the annual benefit amount under the annuity.


SECTION 6.  DEATH BENEFITS

     6.1 Application of this Section. This section specifies the benefits payable upon the death of a participant, either before or after the date his benefit payments hereunder begin. Except as specified in this section, no benefits are payable upon the death of a participant.

     6.2  Surviving Spouse's Benefit.

          (a) Eligibility. If a participant in this plan dies and he is survived by his spouse, his spouse will receive the surviving spouse's benefit under this section if (i) the participant dies after the date when he has a vested interest hereunder but before the date when his benefit payments begin, and (ii) the participant and the spouse were married for at least the one year period before the date of the participant's death.

          (b) Payment. The surviving spouse's benefit is a monthly pension for the spouse's lifetime with payments beginning on the same date that payments of the Retirement Plan's preretirement surviving spouse's benefit under
     Section 8.2 of the Retirement Plan begin. Payments will end with the payment immediately before the death of the spouse.

          (c) Amount. The amount of each monthly payment to the spouse will be one-half of the amount the participant would have received on the payment starting date (had he survived to such date) under the automatic joint and 50 percent surviving spouse annuity form of payment (described in Section 6.4 of the Retirement Plan), based upon his vested accrued supplemental pension benefit or excess benefit as of the earlier of his date of death or his date of retirement or other termination of employment, with actuarial reduction or adjustment for conversion to such form of payment and, if applicable, for payments starting before the participant's normal retirement date.

          (d) If the preretirement surviving spouse's benefit under the Retirement Plan is payable as a commuted single sum payment, the surviving spouse's benefit under this section will also be paid as a commuted single sum payment. Conversion to such single sum payment will be made using the same actuarial factors used for such purpose under the Retirement Plan.

          (e) Effect of Money Purchase Account. If the deceased participant had a money purchase account under the Retirement Plan and if the preretirement surviving spouse's benefit under the Retirement Plan has been reduced to zero under Section 10.4 of the Retirement Plan, the preretirement surviving spouse's benefit hereunder will be reduced by the monthly benefit that can be provided by the portion of the participant's money purchase account that was not used to reduce the Retirement Plan preretirement surviving spouse's benefit. Such reductions hereunder will be performed in the manner described in Section 10.4 of the Retirement Plan.

     6.3 Death After Benefit Payments Begin. If a participant dies while receiving benefit payments hereunder, his surviving spouse, contingent annuitant or beneficiary will receive the benefit, if any, payable under the form of payment in effect for such participant.


SECTION 7.  DISABILITY

     7.1 A participant who suffers a total and permanent disability for purposes of the Retirement Plan will continue to participate in this plan during his period of covered disability (as defined in the Retirement Plan). Such a participant will continue to accrue supplemental pension benefits or excess benefits under this plan in accordance with the applicable provisions of Section 4 as if such participant had continued to be an active employee of Biogen (or a subsidiary) during his period of covered disability and as if he had continued receiving applicable compensation during his period of covered disability at the same rate as his rate of applicable compensation in effect immediately before the onset of his disability and the Social Security taxable wage base had remained at the same level as in effect for the year when his disability began. The accrual of additional supplemental pension benefits or excess benefits under the preceding sentence will end when his period of covered disability ends in accordance with the terms of the Retirement Plan.

     7.2 If a participant dies while disabled, his surviving spouse, if eligible, will receive the pre-retirement surviving spouse benefit determined under Section 6.2.

     7.3 A participant may not receive benefits under this plan at any time when he is receiving disability income benefits under any long-term disability income plan maintained by Biogen.


SECTION 8.  BENEFITS NOT CURRENTLY FUNDED

     8.1 Nothing in this plan will be construed to create a trust or to obligate Biogen (or any subsidiary) to segregate a fund, purchase an insurance contract, or in any other way currently to fund the future payment of any benefits hereunder, nor will anything herein be construed to give any participant or any other person rights to any specific assets of Biogen or of any other employer or entity.

     8.2 Notwithstanding Section 8.1, Biogen in its sole discretion may establish a trust of which it is treated as the owner under Section 671 of the Internal Revenue Code (a "grantor trust") to provide for the payment of benefits hereunder, subject to such terms and conditions as Biogen may deem necessary or advisable to ensure that benefits are not includable, by reason of the trust, in income of trust beneficiaries before actual distribution and that the existence of the trust does not cause the plan or any other arrangement to be considered funded for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.


SECTION 9.  ADMINISTRATION

     The plan will be administered by the committee, which will have full power and authority to construe, interpret and administer the plan. Decisions of the committee will be final and binding on all persons. The committee in its discretion may adopt, amend, and rescind rules and regulations relating to the administration of the plan.


SECTION 10.  RIGHTS NON-ASSIGNABLE

     No participant, surviving spouse, or any other person will have any right to assign or otherwise to alienate the right to receive payments under the plan, in whole or in part.


SECTION 11.  AMENDMENT OR TERMINATION

     Biogen reserves the right at any time by action of the board to terminate this plan or to amend its provisions in any way. In addition, if the Retirement Plan is terminated, this plan will automatically terminate also as of the same effective date. Notwithstanding the foregoing, no termination or amendment of the plan may reduce the benefits payable under the plan to any person with respect to a participant whose employment with Biogen (or a subsidiary) was terminated before such termination or amendment, and no termination or amendment may reduce the benefits to be paid with respect to a participant on the date of such termination or amendment below the amount which such participant would have received if his employment had terminated on the date before such termination or amendment.


     Executed as of                 , 1991.

                                   BIOGEN, INC.


                                   By:



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                                APPENDIX A

         List of Participants in the Supplemental Pension Formula

     The following employees are participants in the supplemental pension formula under Section 4.1, effective as of January 1, 1991:



                            Frank A. Burke, Jr.
                             John W. Catterall
                          Adrian F. Dawson, M.D.
                          Frederic A. Eustis, III
                               James Mullen
                           Vicki L. Sato, Ph.D.
                             Michael R. Slater
                               Alan W. Tuck
                             James L. Vincent



16742.1